UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 03, 2021

RADIANT LOGISTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Triton Towers Two 700 S. Renton Village Place Seventh Floor
Renton, Washington		98057
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 425 462-1094

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 Par Value	RLGT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 3, 2021, Radiant Logistics, Inc., a third party logistics and multimodal transportation services company, announced the appointment of Kristin Toth Smith to its Board of Directors. Ms. Smith will assume her position with the Board effective immediately and will further join the Company’s Audit and Executive Oversight Committee at the Company’s 2021 annual meeting (expected to be held in November 2021), where she will chair the Committee’s nominating and corporate governance oversight functions. The appointment of Ms. Smith as a director results from a rigorous process to identify a prospective new director in anticipation of the retirement of Jack Edwards later this year.

Ms. Smith brings with her a strong background in transportation and logistics, with an emphasis on emerging e-commerce and last-mile platforms. She currently serves as President and Chief Operating Officer and Board Member at Fernish, a furniture and home décor subscription service, and previously held leadership positions at start-up ventures including Zulily, an omnichannel e-commerce platform and Dolly, an on-demand last-mile delivery and moving service. Prior to her extensive startup experience, Smith led several teams at Amazon in operations and retail, including inbound transportation, same-day delivery, Movies & Television and the demand side of the business of Amazon’s digital music team, including Marketing, Product Management, Site Merchandising, Pricing, Business Development, and Design teams responsible for the launch of Amazon’s digital music cloud-based offering. Before joining Amazon, Smith held various leadership positions at Dell Computer Corp., where she led various teams to build technology infrastructure and software for the radical re-design of desktop manufacturing and supply chain.

Smith is an active volunteer and dedicates time helping others succeed through education, coaching, advisory positions, and mentoring. She serves on a number of non-profit boards as well as several advisory boards for startups (mostly women-founded and -led companies). Smith is the Board Chair for University of Michigan’s Center for Entrepreneurship, was a contributing author for Women in Tech (Sasquatch Books), and enjoys public speaking, coaching, and teaching.

Smith holds a BSE and MSE in Industrial Engineering & Operations Research from the Tauber Institute for Global Operations at the University of Michigan, a SM in Civil and Environmental Engineering from MIT and an MBA from MIT’s Sloan School of Management through the Leaders for Global Operations fellowship program.

In conjunction with her appointment to our Board of Directors on June 3, 2021, we awarded to Ms. Smith an initial grant of options to purchase 100,000 shares of our common stock at an exercise price of $7.45 (the closing price as of June 3, 2021). The options are subject to a five year term, with vesting to occur at the rate of 20% per year on each annual anniversary of Ms. Smith’s continued service as a Board Member. In addition, Ms. Smith will receive $3,000 in cash per month for serving as a Board Member and $1,000 in cash per quarter for serving on the Audit and Executive Oversight Committee. Ms. Smith will be entitled to receive reimbursement for reasonable expenses in connection with attendance at Board and committee meetings.

There is no arrangement or understanding between Ms. Smith and any other persons pursuant to which Ms. Smith was selected as a director of the company. Ms. Smith does not have any direct or indirect material interest in any existing or currently proposed transaction to which the company is or may become a party.

Item 8.01 Other Events.

On June 3, 2021, we issued a press release announcing the appointment of Ms. Smith to our board of directors. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
99.1	Press Release, dated June 3, 2021 Radiant Logistics Announces the Appointment of Kristin Toth Smith to its Board of Directors.
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Radiant Logistics, Inc.

Date:	June 7, 2021	By:	/s/ Todd E. Macomber
Todd E. Macomber Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)